UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2022

Cerus Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-21937	68-0262011
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Concord Ave., Suite 600 Concord, California	94520
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (925) 288-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CERS	The Nasdaq Stock Market LLC

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Cerus Corporation (the “Company”), the Board extended an offer to join the Board to Hua Shan, MD, PhD, and on June 30, 2022, Dr. Shan accepted such offer to join the Board, effective July 1, 2022. Dr. Shan will serve in the class of directors whose term of office expires at the Company’s 2025 annual meeting of stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. Dr. Shan currently serves as Medical Director of Transfusion Medicine Service at Stanford Medical Center.

Pursuant to the Company’s Amended and Restated Non-Employee Director Compensation Policy, adopted by the Board on February 17, 2022 (the “Director Policy”), as a non-employee member of the Board, Dr. Shan is entitled to receive an annual cash retainer in the amount of $45,000 for her service as a Board member, paid in quarterly installments and pro-rated based on the number of days Dr. Shan will serve on the Board for the first quarter in which she provides service. As a non-employee director, Dr. Shan is not entitled to perquisites or retirement benefits.

In connection with her election, Dr. Shan received an initial stock option grant under the Company’s Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) and pursuant to the Director Policy for the number of shares of the Company’s common stock equal to (i) $150,000, divided by (ii) the Black-Scholes value of a stock option share, determined using the average daily closing sales price per share of the Company’s common stock for the thirty (30) market trading days immediately prior to the grant date (the “Average 30-Day Price”), with the resulting number rounded down to the nearest whole share, with such stock option vesting in three (3) equal annual installments following the date of grant, subject to Dr. Shan’s continued service on the Board. Dr. Shan also received a restricted stock unit award (“RSU”) for the number of shares of the Company’s common stock equal to (i) $150,000, divided by (ii) the Average 30-Day Price, with the resulting number rounded down to the nearest whole share, with such RSU vesting in three (3) annual installments following the date of grant, also subject to Dr. Shan’s continued service on the Board.

Dr. Shan will automatically receive pursuant to the Director Policy an option to purchase the number of shares of the Company’s common stock equal to (i) $100,000, divided by (ii) the Black-Scholes value of a stock option share, determined using the Average 30-Day Price, with the resulting number rounded down to the nearest whole share (the “Annual Option”), and an RSU for the number of shares of the Company’s common stock equal to (x) $100,000, divided by (y) the Average 30-Day Price, with the resulting number rounded down to the nearest whole share (the “Annual RSU”), on the date of each annual meeting of the stockholders of the Company if she has been a member of the Board for at least twelve (12) months prior to the date of the applicable annual meeting and is serving as a non-employee director as of such date. The Annual Option will vest, in full, on the later of the first anniversary of the grant date, or the day prior to the next annual meeting, subject to her continuous service through the applicable vesting date. The Annual RSU will vest 100% upon the later of the first anniversary of the grant date, or the day prior to the next annual meeting, subject to her continuous service through the applicable vesting date. Annual equity grants under the Director Policy are non-discretionary. All options granted pursuant to the Director Policy have a term of ten years, have an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant and are subject to the terms of the 2008 Plan. In the event of a “change in control” of the Company, as defined by the 2008 Plan, all outstanding equity held by Dr. Shan will become fully vested immediately prior to such change in control event, subject to Dr. Shan’s “continuous service,” as defined by the 2008 Plan, to the Company at such time.

In connection with Dr. Shan’s election to the Board, she and the Company will enter into the Company’s standard indemnity agreement for the Company’s directors and officers, which requires the Company to indemnify Dr. Shan, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Dr. Shan as a result of being made a party to certain actions, suits, proceedings and the like by reason of her position as a director of the Company.

A copy of the press release announcing the appointment of Dr. Shan to the Board is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits.

The following exhibit is furnished with this report:

99.1	Press release, dated July 5, 2022, entitled “Cerus Corporation Announces Appointment of Hua Shan, MD, PhD to Board of Directors.”

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION
Dated: July 5, 2022

	By:	/s/ Chrystal N. Menard
Chrystal N. Menard
Chief Legal Officer and General Counsel